EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP
401 Congress Avenue, Suite 1700
Austin, TX 78701

March 6, 2020
Upland Software, Inc.
401 Congress Avenue, Suite 1850
Austin, Texas 78701

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel for Upland Software, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 1,010,005 shares of the Company’s Common Stock, par value $0.0001 per share, (the “Shares”) issuable pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”).
We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the 2014 Plan, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP